Exhibit (a)(3)

ARTICLES OF AMENDMENT
Relating to
CHANGE OF CORPORATE NAME
of
JOHNSONFAMILY FUNDS, INC.

Pursuant to Sections 2-602 and 2-605 of the Maryland General Corporation Law

        JohnsonFamily Funds, Inc., a corporation organized and existing under the Maryland General Corporation Law (the “Company”), in accordance with the provisions of Sections 2-602 and 2-605 thereof, DOES HEREBY CERTIFY to the State Department of Assessment and Taxation of Maryland that:

1. The charter of the Company is hereby amended to change the name of the Company, with Article I of the Company’s Articles of Incorporation being amended to read in its entirety as follows:

“ARTICLE I

The name of the corporation (hereinafter called “Corporation”) is:

OPTIQUE FUNDS, INC.”

2. This amendment of the charter of the Company has been unanimously approved by the entire Board of Directors of the Company.

    3.       This amendment of the charter of the Company is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Company.

        IN WITNESS WHEREOF, we the undersigned President and Executive Vice President swear under penalties of perjury that the foregoing is a corporate act, and execute and subscribe these Articles of Amendment on behalf of the Company this 17th day of December, 2007.

By: /s/ Wendell Perkins	By: /s/ Colette M. Wallner
Wendell Perkins, Executive Vice President	Colette M. Wallner, President

This instrument was drafted by, and should be returned to, Peter D. Fetzer of the firm of Foley & Lardner LLP, Suite 3800, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.